SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	Commission file number

January 17, 2002	1-5805

J.P. MORGAN CHASE & CO.
(Exact name of registrant as specified in its charter)

Delaware	13-2624428
(State or other jurisdiction of	(I.R.S. Employer
incorporation)	Identification No.)

270 Park Avenue, New York, NY	10017
Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (212) 270-6000

Item 5. Other Events

         On January 16, 2002, J.P. Morgan Chase & Co. (NYSE:JPM) announced 2001 fourth quarter and full year results. Fourth quarter 2001 operating earnings were $0.12 per share, compared with $0.37 in the fourth quarter of 2000. Operating income was $247 million in the fourth quarter, compared with $763 million one year ago.

         Reported net income, which includes merger and restructuring costs, was a loss of $332 million or $0.18 per share in the fourth quarter of 2001. This compares with $708 million, or $0.34 per share, in the fourth quarter of 2000.

         For full year 2001, operating earnings per share were $1.65, compared with $2.96 in 2000. Operating income was $3.41 billion, compared with $5.93 billion in 2000. Reported net income was $1.69 billion, or $0.80 per share, compared with $5.73 billion, or $2.86 per share, in 2000.

         A copy of JP Morgan’s press release is attached as an exhibit hereto. That press release may contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statement are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Results may differ from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and the 2000 Annual Report on Form 10-K of J.P. Morgan Chase & Co., each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov), to which reference is hereby made.

Item 7. Financial Statements, Pro forma Financial Information and Exhibits

Exhibit Number	Description
12 (a)	Computation of Ratio of Earnings to Fixed Charges

12 (b)	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements

99.1	Press Release - 2001 Fourth Quarter and Full Year Earnings

99.2	2001 Fourth Quarter and Full Year Financial Supplement

99.3	Supplemental J.P. Morgan Investment Bank Information

Item 9. Regulation FD Disclosure

Supplemental information about J.P. Morgan Chase’s Investment Bank is set forth in Exhibit 99.3

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.P. MORGAN CHASE & CO.
(Registrant)

By	/s/ Joseph L. Sclafani

Joseph L. Sclafani

Executive Vice President and Controller [Principal Accounting Officer]

Dated: January 17, 2002

EXHIBIT INDEX

Exhibit No.	Description	Page
12 (a)	Computation of Ratio of Earnings to Fixed Charges	6

12 (b)	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements	7

99.1	Press Release – 2001 Fourth Quarter and Full Year Earnings	8

99.2	2001 Fourth Quarter and Full Year Financial Supplement	9

99.3	Supplemental J.P. Morgan Investment Bank Information	10

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